UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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DOMO, INC.

(Name of Registrant as Specified in its Charter)

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DOMO, INC.
772 East Utah Valley Drive
American Fork, UT 84003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Mountain Time on Wednesday, June 2, 2021

TO THE HOLDERS OF COMMON STOCK OF DOMO, INC.:

Domo, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Wednesday, June 2, 2021, 9:00 a.m. Mountain Time, at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003, for the following purposes which are more fully described in the accompanying Proxy Statement:
1.    To elect as directors the nominees named in this proxy statement to serve until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified;
2.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022;
3.    To approve, on an advisory basis, the compensation of our named executive officers;
4.    To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
5.    To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The board of directors of Domo, Inc. has fixed the close of business on April 6, 2021 as the record date for the meeting. Only stockholders of record of our Class A common stock and Class B common stock on April 6, 2021 are entitled to notice of, and to vote at, the meeting. Our proxy statement contains further information regarding voting rights and the matters to be voted upon.
On or about April 23, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. This Notice provides instructions on how to vote online and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2021 annual report can be accessed at the following internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via mail.

We appreciate your continued support of Domo, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.
By order of the board of directors,
Joshua G. James
Founder and Chief Executive Officer
Silicon Slopes, Utah
April 21, 2021

DOMO, INC.
772 East Utah Valley Drive
American Fork, UT 84003

PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Mountain Time on Wednesday, June 2, 2021

We are furnishing this proxy statement and the enclosed form of proxy in connection with a solicitation of proxies by our board of directors for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on June 2, 2021 and any postponements, adjournments or continuations thereof. We will hold the Annual Meeting at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003, on June 2, 2021 at 9:00 a.m. Mountain Time.

This proxy statement, the accompanying proxy card or voting instruction card, and our 2021 annual report were first mailed to stockholders on or about April 23, 2021. This proxy statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

THE PROXY PROCESS AND STOCKHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who is soliciting my vote?

The board of directors of Domo, Inc. is soliciting your vote in connection with the Annual Meeting.

What matters am I voting on?

You will be voting on:

•    the election, as directors, of the nominees named in this proxy statement to hold office until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified;

•    a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022;

•    a proposal for the approval, on an advisory basis, of the compensation of our named executive officers;

•    a proposal for the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers; and

•    any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•    FOR the nominees named in this proxy statement for election as directors;

•    FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022;

•    FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•    FOR every “1 year” for the frequency of future advisory votes on the compensation of our named executive officers.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 6, 2021, the record date, may vote at the Annual Meeting. As of the record date, we had 3,263,659 shares of Class A common stock and 28,405,157 shares of Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. In deciding all matters at the Annual Meeting, each stockholder will be entitled to forty votes for each shares of Class A common stock and one vote for each share of Class B common stock held on the record date. We do not have cumulative voting rights for the election of directors. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are three ways to vote:

•    by internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 1, 2021 (have your proxy card in hand when you visit the website);

•    by completing and mailing your proxy card (if you received printed proxy materials); or

•    by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•    entering a new vote by internet;

•    returning a later-dated proxy card;

•    notifying the corporate secretary of Domo, Inc., in writing, at the address listed on the front page; or

•    completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Our board of directors has designated Ms. Julie Kehoe and Mr. Peter Lowry as proxy holders. When you properly date, execute and return your proxy card, the proxy holders will cast votes for your shares at the Annual Meeting as you instruct. If you do not give specific instructions, the proxy holders will vote your shares in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you properly revoke your proxy instructions. See “Can I change my vote?” above.
How do we count votes?
The Inspector of Election appointed by our board of directors for the Annual Meeting is responsible for counting votes. For Proposal No. 1, the Inspector of Election will separately count “For” and “Withhold” votes and broker non-votes for each nominee. For Proposal No. 2, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. For Proposal No. 3, the Inspector of Election will separately count “For” and “Against” votes and abstentions. For Proposal No. 4, the Inspector of Election will separately count votes for “Every Year”, “Every Two Years” or “Every Three Years,” as well as abstentions. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” for more information.
What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. The shares subject to a proxy that are not being voted on a particular proposal because of withholding, abstention or broker non-vote will count for purposes of determining the presence of a quorum.
How many votes are needed for approval of each matter?

•    Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “For” are elected as directors. Any shares not voted “For” a particular nominee (whether as a result of withholding or a broker non-vote) are not counted in such nominee’s favor and have no effect on the election outcome.

•    Proposal No. 2: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal.

•    Proposal No. 3: The approval of our named executive officer compensation must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our board of directors. Our board of directors and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers.

•    Proposal No. 4: The approval of the frequency of future advisory votes on our named executive officer compensation selected by stockholders will be the frequency that receives the greatest number of votes. Abstentions and broker non-votes will not be treated as votes, and therefore will have no effect on the outcome of the proposal. Because this vote is advisory only, it will not be binding on us or on our board of directors. Our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

How do we solicit proxies for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. We will bear all expenses associated with this solicitation. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

If your broker holds your shares as your nominee (that is, in “street name”), you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on any of our other proposals, all of which are “non-routine” matters, absent directions from you (and failure to provide instructions on these matters will result in a “broker non-vote”).

Is my vote confidential?

We handle proxy instructions, ballots, and voting tabulations that identify individual stockholders in a manner that protects your voting privacy. We will not disclose your vote either within Domo, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, and to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy, of the proxy materials, you may contact us as follows:
Domo, Inc.
Attention: Investor Relations
772 East Utah Valley Drive
American Fork, UT 84003
(801) 899-1000

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 25, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholders should address proposals to:
Domo, Inc.
Attention: Corporate Secretary
772 East Utah Valley Drive
American Fork, UT 84003
(801) 899-1000

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before the meeting by or at the direction of our board of directors or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2022 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•    not earlier than February 7, 2022; and

•    not later than the close of business on March 9, 2022.

If we hold our 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2021 annual meeting, we must receive a notice of a stockholder proposal that is not intended to be included in our proxy statement no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•    the 90th day prior to such annual meeting; or

•    the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at the meeting.

Recommendation and Nomination of Director Candidates

Stockholders may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of Domo, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that our corporate secretary receive the notice within the time period described above under “—Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

You may obtain a copy of our bylaws by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Attending the Annual Meeting

We will hold our Annual Meeting on Wednesday, June 2, 2021 at 9:00 a.m. Mountain Time, at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003.

All stockholders should be prepared to present photo identification for admission to the Annual Meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in “street name,” we will ask you to present proof of ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing share ownership prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors currently comprises seven members. Five of our directors are independent under the Nasdaq listing standards. Mr. James was initially elected to our board of directors pursuant to a voting agreement that automatically terminated by its terms upon the completion of our initial public offering, or IPO. Our certificate of incorporation and bylaws provide that, until the date that outstanding shares of Class A common stock represent less than a majority of the total combined voting power of our Class A common stock and Class B common stock, or the voting threshold date, the number of our directors shall be at least one and may be fixed from time to time by resolution of our stockholders.

Until the voting threshold date, we will have a single class of directors who are each elected for one-year terms and until their successors are duly elected and qualified. Following the voting threshold date, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Our directors will be assigned by the then-current board of directors to a class. At such times as we have a classified board of directors, upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of April 21, 2021.

Nominees	Age	Position
Joshua G. James(3)	47	Founder, Chief Executive Officer and Chairman
Carine S. Clark(2)	57	Director
Daniel Daniel(1)(2)	46	Director
Joy Driscoll Durling(2)	44	Director
Dana Evan(1)	61	Director
Mark Gorenberg(1)(3)	66	Director
Jeff Kearl(3)	48	Director

(1)    Member of the audit committee
(2)    Member of the compensation committee
(3)    Member of the nominating and corporate governance committee

Nominees for Director

Joshua G. James, our founder, has served as our chief executive officer and as a member of our board of directors since 2010. Mr. James was the co-founder of Omniture, Inc., a provider of online business optimization products and services, and from 1996 to 2009, he served as its chief executive officer. Mr. James has served on the board of directors of various privately held and public companies. He currently serves on the board of a newly organized special purpose acquisition company. He founded Silicon Slopes, an initiative with the mission to promote the interests of Utah’s high-tech industry and is a board member of Parity.org, where he was a co-founder of the Parity Pledge initiative. Mr. James attended Brigham Young University for three and a half years and studied entrepreneurship. We believe Mr. James’ perspective, experience and institutional knowledge as our founder and chief executive officer qualify him to serve as director.

Carine Clark has served as a member of our board of directors since March 2019. Ms. Clark has served as president and chief executive officer at Banyan, a SaaS company, since 2017, and as a general partner at Pelion Venture Partners since January 2021. She previously served as president and chief executive officer for Allegiance Software from January 2013 until it was acquired by Maritz Market Research and became MaritzCX in December 2014. After the acquisition, Ms. Clark continued to serve as president and chief executive officer of MaritzCX, a customer experience and market research company, until December 2016. She previously held chief marketing officer roles at Symantec and Altiris and various senior marketing roles at Novell. She is a member of the board of directors of a number of private companies as well as community groups and serves on the executive boards of the Utah Governor’s Office of Economic Development and Silicon Slopes. Ms. Clark holds a B.A. in organizational communications and an M.B.A. from Brigham Young University. We believe Ms. Clark’s experience as a chief executive and marketing executive at a number of technology companies, along with her experience as a director of various companies and nonprofit organizations, qualifies her to serve on our board of directors.

Daniel Daniel has served as a member of our board of directors since April 2019. Mr. Daniel is the founder and has served as portfolio manager of Twenty Acre Capital since April 2019. Mr. Daniel was a managing director and senior investor at BlackRock, an investment management company, from January 2011 until April 2019, where he was responsible for investments in a wide range of technology companies. Prior to joining BlackRock, he served as a special situations analyst and global hedge funds sales director at UBS. Mr. Daniel holds a B.S. in finance and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Daniel is also a CFA charterholder. We believe that Mr. Daniel’s experience analyzing and investing in the technology sector and his background in finance qualify him to serve on our board of directors.

Joy Driscoll Durling has served as a member of our board of directors since April 2020. Ms. Durling has served as chief information and digital enablement officer at Vivint Smart Home, Inc., a home automation company, since February 2017. Prior to joining Vivint Smart Home, Ms. Durling held various leadership positions at Adobe Inc., a software company, from 2005 to 2017, including most recently as a vice president from January 2015 to February 2017. As a vice president, she was a strategic advisor to Adobe’s chief technology officer and led product roadmap planning for Adobe’s Cloud Platform. She also served as chief of staff to the chief information officer, focusing on enterprise architecture, portfolio management, mergers and acquisitions, as well as managing the global IT organization of 950 employees during Adobe’s transition to a SaaS model. Prior to Adobe, she served in various roles at Macromedia and Andersen Business Consulting. She currently serves on the board of directors of ObservePoint, a privately held software development company. Ms. Durling earned a bachelor’s degree in Business Administration from the University of North Carolina at Chapel Hill in 1999. We believe that Ms. Durling’s experience in a variety of positions in business and technology leadership, her background with SaaS, data systems and analytics qualify her to serve on our board of directors.

Dana Evan has served as a member of our board of directors since May 2018. From 2013 to July 2020, Ms. Evan served as a Venture Partner at Icon Ventures, a venture capital firm, and since July 2007, Ms. Evan has invested in and served on the boards of directors of companies in the internet, technology and media sectors. From May 1996 until July 2007, Ms. Evan served as chief financial officer of VeriSign, Inc., a provider of intelligent infrastructure services for the internet and telecommunications networks. Ms. Evan currently serves on the boards of directors of Box, Inc., a cloud content management platform, Farfetch, a global technology platform for the luxury fashion industry, Proofpoint, Inc., a security-as-a-service provider, and Survey Monkey, an online survey development cloud-based software company, and previously served on the boards of directors of Criteo, S.A., a performance display advertising company, and Fusion-io, Inc., a flash memory technology company. Ms. Evan previously served on the board of directors of Omniture, Inc., an online marketing and web analytics company, until it was acquired by Adobe Systems Incorporated in October 2009 and Everyday Health, Inc., a provider of digital health and wellness solutions, until it was acquired by Ziff Davis, LLC in December 2016. Ms. Evan holds a B.S. in Commerce from Santa Clara University and is a certified public accountant (inactive). Ms. Evan was selected as the 2019 Director of the Year by the National Association of Corporate Directors (NACD). Ms. Evan holds a B.S. in Commerce from Santa Clara University. We believe that Ms. Evan’s broad expertise in operations, strategy, accounting, financial management and investor relations at both publicly and privately held technology, media and internet companies, qualifies her to serve on our board of directors.

Mark Gorenberg has served as a member of our board of directors since July 2011. Since November 2013, Mr. Gorenberg has been a managing director of Zetta Venture Partners, an investment fund. Mr. Gorenberg served as managing director of Hummer Winblad Equity Partners from 1993 to 2013 and as an associate from 1990 to 1993. Previously, Mr. Gorenberg was a senior software manager in advanced product development at Sun Microsystems, Inc., a provider of network computing products and services. Mr. Gorenberg previously served on the board of directors of Omniture, Inc. from 2004 until 2009 and currently serves as a director of a number of privately held companies. He is also a member of the Corporation of the Massachusetts Institute of Technology. Mr. Gorenberg holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology, an M.S. in Electrical Engineering from the University of Minnesota and an M.S. in Engineering Management from Stanford University. We believe Mr. Gorenberg’s experience as a director of various private and public companies, along with his industry experience, qualifies him to serve on our board of directors.

Jeff Kearl has served as a member of our board of directors since September 2019. Mr. Kearl has been managing director at Pelion Venture Partners since October 2019 and at Precedent Investments since 2012. He also has served as director and chairman of Stance, Inc., an apparel company, since co-founding Stance in 2009, and previously served as Stance’s chief executive officer from 2009 until September 2019. Prior to co-founding Stance, Mr. Kearl served as chief marketing officer of LogoWorks, a graphic design company, from 2004 until LogoWorks’ acquisition by HP Inc. in 2007, after which he continued to serve at HP as a director of strategy and new ventures. Mr. Kearl has also invested in and served on the board of directors of several private companies since 2001. Mr. Kearl holds a B.A. in marketing from Brigham Young University. Mr. Kearl was selected as an Entrepreneur of the Year in Orange County by Ernst & Young in 2019 and as a Director of the Year by the Forum of Corporate Directors in 2012. We believe Mr. Kearl’s experience as a director of various companies, along with his investment and leadership experience, qualifies him to serve on our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Class B common stock is listed on The Nasdaq Global Market. Under the rules of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of The Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

The current members of our board of directors are Joshua James, Carine Clark, Daniel Daniel, Joy Driscoll Durling, Dana Evan, Mark Gorenberg and Jeff Kearl. In the fiscal year ended January 31, 2021, former director Fraser Bullock also served on our board of directors. Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that, other than Messrs. James and Kearl, none of our current or former directors has or had at the time of service a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is or was at the time of service “independent” as that term is defined under the rules of The Nasdaq Stock Market. Our board of directors also determined that Messrs. Daniel and Gorenberg and Ms. Evan, who serve or served on our audit committee; Messrs. Daniel and Bullock and Mses. Clark and Durling, who serve or served on our compensation committee; and Mr. Gorenberg, who serves on our nominating and corporate governance committee, satisfy or satisfied the independence standards for those committees established by applicable SEC rules and the rules of The Nasdaq Stock Market. As discussed below, we qualify as a “controlled company” under the corporate governance rules of The Nasdaq Stock Market and, as a result, are exempt from, and may elect not to comply with, the requirements that we have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees.

In making these determinations, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In reaching its decision with respect to Ms. Durling, our board of directors considered the fact that Ms. Durling serves as an officer of Vivint Smart Home, Inc., a customer of ours, and determined that this relationship is not material and that Ms. Durling is independent.

Board Leadership Structure

Our board of directors believes that having a combined chairman and chief executive officer, along with a lead independent director, is the appropriate leadership structure for us at this point in our company’s development. We believe that this structure provides appropriate leadership and oversight of our company and facilitates effective functioning of both management and the board. Our corporate governance guidelines are posted on our website at https://www.domo.com/ir.

Risk Management
Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, cybersecurity risks, liquidity risks and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and corporate governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is posted on our website at https://www.domo.com/ir.

Controlled Company Exemption
Mr. James, our founder, chief executive officer and chairman, controls a majority of the voting power of our common stock. As a result, we are a “controlled company” within the meaning of the corporate governance rules of The Nasdaq Stock Market. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain Nasdaq Stock Market corporate governance requirements. We currently rely and intend to continue to rely on the foregoing exemptions provided to controlled companies under the corporate governance rules of The Nasdaq Stock Market. Therefore, we may not have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees unless and until such time as we are required to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If we cease to be a “controlled company” and our shares continue to be listed on The Nasdaq Global Market, we will be required to comply with these provisions within the applicable transition periods.

Board Meetings and Committees
During the fiscal year ended January 31, 2021, the board of directors held four meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. None of our directors attended our 2020 annual meeting of stockholders.

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee
The members of our audit committee are Ms. Evan and Messrs. Daniel and Gorenberg, each of whom is a non-employee member of our board of directors. Our audit committee chair, Ms. Evan, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The Nasdaq Stock Market. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
Our audit committee:
•approves the hiring, discharging and compensation of our independent registered public accounting firm;
•oversees the work of our independent registered public accounting firm;
•approves engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•reviews the qualifications, independence and performance of the independent registered public accounting firm;
•reviews our consolidated financial statements and review our critical accounting policies and estimates;
•develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•reviews the adequacy and effectiveness of our internal controls; and
•reviews and discusses the scope and results of the audit with the independent registered public accounting firm and review, with management and the independent accountants, our interim and annual operating results.

The audit committee held four meetings in the fiscal year ended January 31, 2021. Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Global Market. A copy of the audit committee charter is available on our website at https://www.domo.com/ir.

Compensation Committee
The members of our compensation committee are Mses. Clark and Durling and Mr. Daniel, each of whom is a non-employee member of our board of directors. Ms. Clark is the chair of our compensation committee. Our compensation committee oversees our compensation policies and plans, and our benefits programs. Our compensation committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
The compensation committee:
•reviews and recommends policies relating to compensation and benefits of our officers and employees;
•reviews and approves corporate goals and objectives relevant to compensation of our founder and chief executive officer and other senior officers;
•evaluates the performance of our officers in light of established goals and objectives and recommends compensation of our officers based on its evaluations; and
•administers the issuance of stock options and other awards under our stock plans.
The compensation committee met four times in the fiscal year ended January 31, 2021. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the compensation committee charter is available on our website at https://www.domo.com/ir. Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Messrs. James, Gorenberg and Kearl. Mr. James is the chair of our nominating and corporate governance committee. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
The nominating and corporate governance committee:
•evaluates and makes recommendations regarding the organization and governance of the board of directors and its committees;
•assesses the performance of members of the board of directors and makes recommendations regarding committee and chair assignments;

•recommends desired qualifications for board of directors membership and conducts searches for potential members of the board of directors; and
•reviews and makes recommendations with regard to our corporate governance guidelines.
The nominating and corporate governance committee met twice in the fiscal year ended January 31, 2021. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the nominating and corporate governance committee charter is available on our website at https://www.domo.com/ir. Our board of directors may from time to time establish other committees.
Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to

Domo, Inc., Attention: Corporate Secretary, 772 East Utah Valley Drive, American Fork, UT 84003. We must receive the notice no earlier than February 7, 2022 and no later than March 9, 2022. The notice must state the information required by our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Domo, Inc., Attention: Corporate Secretary, 772 East Utah Valley Drive, American Fork, UT 84003. All such stockholder communications will be forwarded to the appropriate committee of the board, or if none is specified, to the chairperson of the board.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics is posted on the Governance portion of our website at https://www.domo.com/ir. We will post amendments to our code of business conduct and ethics or waivers of our code of business conduct and ethics for directors and executive officers on the same website.

Compensation Committee Interlocks and Insider Participation
During the fiscal year ended January 31, 2021, Mses. Clark and Durling and Messrs. Daniel and Bullock (our former director) served on our compensation committee. Since April 2020, the members of our compensation committee have been Mses. Clark and Durling and Mr. Daniel. Mr. James participated in the deliberations of the compensation committee concerning executive officer compensation, other than with respect to his own compensation. None of the members of our compensation committee was or is an officer or employee of us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation for Fiscal Year Ended January 31, 2021
We retained Compensia, a national compensation consulting firm, to provide our board of directors with an analysis of market data compiled from certain public technology companies and assistance in determining compensation of directors. The following table sets forth information concerning compensation paid or accrued for the fiscal year ended January 31, 2021 for services rendered to us by members of our board of directors during any part of the fiscal year ended January 31, 2021. The table excludes Mr. James, a member of our board of directors and our founder and chief executive officer. Mr. James did not receive any compensation from us in his role as a director in the fiscal year ended January 31, 2021.

Name	Fees Paid or Earned in Cash ($)(1)	Stock Awards ($)(2)	Other Compensation ($)	Total ($)
Fraser Bullock(3)	11,408	—	—	11,408
Carine Clark(4)	45,426	149,972	—	195,398
Daniel Daniel(5)	63,833	149,972	—	213,805
Dana Evan(6)	56,250	446,879(7)	—	503,129
Mark Gorenberg(8)	10,125	—	—	10,125
Jeff Kearl(9)	38,000	149,972	—	187,972
Joy Driscoll Durling(10)	33,111	299,991	36,666(11)	369,768

(1)    Includes an annual retainer fee and a committee fee or chairperson fee, as applicable, earned quarterly.
(2)    Represents the aggregate grant-date fair value of equity awards granted. We have computed these amounts in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. For a discussion of the assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column, see the notes to our financial statements included in our annual report on Form 10-K for the fiscal year ended January 31, 2021.
(3)    Mr. Bullock resigned from our board of directors in April 2020. As of January 31, 2021, Mr. Bullock held no stock awards or option awards relating to our class B common stock.
(4)    As of January 31, 2021, Ms. Clark held restricted stock units covering 14,902 shares of our Class B common stock, of which 3,205 were vested as of such date.
(5)    As of January 31, 2021, Mr. Daniel held restricted stock units covering 14,003 shares of our Class B common stock, of which 2,900 were vested as of such date.
(6)    As of January 31, 2021, Ms. Evan held restricted stock units covering 30,004 shares of our Class B common stock, of which, 21,365 shares were vested as of such date.
(7)    In September 2020, our board of directors, on the recommendation of the nominating and corporate governance committee and with input from Compensia, approved a grant of restricted stock units covering 10,004 shares of our Class B common stock, of which 4,699 were fully vested on the date of grant and of which 5,305 will vest on the date of the Annual Meeting. The additional grant was intended to address historical discrepancies in the equity compensation paid to Ms. Evan compared to our other non-employee directors.
(8)    As of January 31, 2021, Mr. Gorenberg held (i) stock options to purchase 17,455 shares with an exercise price of $25.50 per option, all of which were vested as of such date. Mr. Gorenberg also held restricted stock units covering 20,000 shares of our Class B common stock, of which 13,332 shares were vested as of such date. As of June 26, 2020, Mr. Gorenberg declined to receive any further compensation under our outside director compensation policy, including equity awards.
(9)    As of January 31, 2021, Mr. Kearl held restricted stock units covering 22,158 shares of our Class B common stock, of which 5,617 were vested as of such date.
(10)    As of January 31, 2021, Ms. Durling held restricted stock units covering 19,292 shares of our Class B common stock, none of which were vested as of such date.
(11)    Ms. Durling provided consulting services to us prior to her appointment to our board of directors pursuant to a consulting agreement. The amounts set forth above reflect consulting fees paid to Ms. Durling prior to the April 2020 termination of her consulting agreement.

Outside Director Compensation Policy
Our outside director compensation policy provides for the following cash compensation to our outside directors:

•$10,000 retainer per quarter for each non-employee director;
•$5,000 retainer per quarter for our lead non-employee director (if applicable);
•$6,250 retainer per quarter for the chair of the audit committee and $3,125 retainer per quarter for each other member of the audit committee;
•$3,750 retainer per quarter for the chair of the compensation committee and $1,875 retainer per quarter for each other member of the compensation committee; and
•$2,500 retainer per quarter for the chair of the nominating and corporate governance committee and $1,250 retainer per quarter for each other member of the nominating and corporate governance committee.
In addition to the cash compensation structure described above, our outside director compensation policy provides for the following equity incentive compensation program for non-employee directors.
Each non-employee director who first joins us (other than a director who becomes a non-employee director as a result of terminating employment with us) automatically will be granted a one-time, initial restricted stock unit award with a value of $300,000.
Further, on the date of each of our annual stockholder meetings, each non-employee director who is continuing as a director following our annual stockholder meeting automatically will be granted an annual restricted stock unit award with a value of $150,000 (provided that (1) the value of the award will be reduced to $75,000 if the director first became a non-employee director during the period beginning six months prior to the annual stockholders meeting and ending three months prior to the annual stockholders meeting, and (2) the director will not receive such an award if the director has not provided services as a non-employee director for at least three months prior to the annual stockholders meeting). Our outside director compensation policy provides that non-employee directors who served on our board of directors as of June 15, 2018 will be eligible to receive annual restricted stock unit awards beginning with our 2021 annual stockholder meeting.
Unless otherwise determined by our board of directors or our compensation committee, the number of restricted stock units will be determined based on the fair market value of the shares of our common stock on the date of grant. Each initial restricted stock unit award is scheduled to vest over a period of three years following the award’s date of grant, with one-third of the award scheduled to vest on each of the first three anniversaries of the date the director first becomes a non-employee director, subject to continued service through each relevant vesting date. Each annual restricted stock unit award is scheduled to vest as to 100% of the underlying shares on the earlier of the one-year anniversary of the award’s grant date or the date of our next annual stockholder meeting, subject to continued service through such date. In the event of a change in control of our company, all equity awards granted to a non-employee director (including those granted pursuant to our outside director compensation policy) will fully vest and become immediately exercisable. In any fiscal year, a non-employee director may be paid, issued or granted cash payments and equity awards with a total value of no more than $750,000 (with the value of an equity award based on its grant date fair value for purposes of this limit), or the annual director limit. Equity awards or other compensation granted to a non-employee director while he or she was an employee or consultant (other than a non-employee director) and the restricted stock unit awards granted in June 2018 to our non-employee directors will not count toward this annual director limit.
Outside directors may not sell, pledge, assign, hypothecate, transfer or dispose of in any manner other than by will or by the laws of descent or distribution, shares of our common stock issued pursuant to an outside director award while the outside director continues to serve as a director, other than in order to pay for any tax obligations arising from the vesting and/or settlement of such award.
We also will continue to reimburse our outside directors for reasonable, customary and documented travel expenses incurred in connection with attending board and board-committee meetings.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP, independent registered public accountants, to audit our financial statements for the fiscal year ending January 31, 2022. During the fiscal year ended January 31, 2021, Ernst & Young LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Domo, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022. Our audit committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Ernst & Young LLP, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes the fees billed by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended January 31, 2021 and 2020, inclusive of out-of-pocket expenses. All fees described below were pre-approved by the audit committee.

	Year Ended January 31,
Fee Category	2021	2020
Audit fees(1)	$1,413,485	$865,300
Audit-related fees		—
Tax fees		—
All other fees(2)	5,500	3,365
Total fees	$1,418,985	$868,665

(1)Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, attestation services related to Section 404 of the Sarbanes Oxley Act of 2002 (for fiscal 2021 only) and the review of our quarterly consolidated financial statements.
(2)    All other fees include any fees billed that are not audit or audit related. These fees related to an accounting research tool.

Auditor Independence

In the fiscal year ended January 31, 2021, there were no other professional services provided by Ernst & Young LLP that would have required the audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. In accordance with the foregoing, the committee has delegated to the chair of the audit committee the authority to pre-approve services to be performed by our independent registered public accounting firm and associated fees, provided that the chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full audit committee for ratification at its next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")

Pursuant to Section 14A of the Exchange Act and in accordance with SEC rules, we are providing our stockholders with the opportunity to vote at the Annual Meeting on this advisory or non-binding proposal regarding the compensation of our named executive officers (commonly referred to as “say-on-pay”).

This say-on-pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on us, the board of directors or the compensation committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond.

For more information about the compensation that we paid to our named executive officers during the fiscal year ended January 31, 2021, please refer to the “Executive Compensation” section of this proxy statement, which we believe demonstrates that our executive compensation program was designed appropriately and is working to ensure management's interests are aligned with our stockholders' interests to support long-term stockholder value creation.

We are asking our stockholders to approve the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders of Domo, Inc. approve, on an advisory basis, the compensation of Domo, Inc.’s named executive officers, as disclosed in the Domo, Inc.’s proxy statement for the 2021 annual meeting of stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE SAY-ON-PAY APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE OFFICER COMPENSATION
Stockholders have the opportunity to advise the board of directors, in a vote on an advisory or non-binding basis, whether we should conduct an advisory (non-binding) vote to approve named executive officer compensation (that is, votes similar to the non-binding vote in Proposal No. 3) every one, two or three years.

While our compensation strategies are related to both the short-term and longer-term business outcomes, we realize that compensation decisions are made annually. We also believe that an annual advisory vote on named executive officer compensation will allow stockholders to provide us with more frequent direct feedback on our compensation disclosures and named executive officer compensation program. The board of directors has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on named executive officer compensation to occur each year.

The frequency that receives the highest number of votes will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding on the board of directors. However, the board of directors and the compensation committee will consider the outcome of the stockholder vote, along with other relevant factors, in recommending a voting frequency to our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF ONCE EVERY “ONE YEAR” FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors currently comprises of three independent directors and operates under a written charter originally adopted by the board of directors in May 2018, which charter is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee.
The members of the audit committee are currently Dana Evan (chair), Daniel Daniel and Mark Gorenberg. Each of the members of the audit committee is an “independent director” as currently defined in Rules 5605(a)(2) and (ii) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act. The board of directors has also determined that Ms. Evan is an “audit committee financial expert” as described in applicable rules and regulations of the SEC.
The audit committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.
The audit committee held four meetings during the fiscal year ended January 31, 2021. The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, Ernst & Young LLP. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited financial statements for fiscal year ended January 31, 2021 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.
The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the independent registered public accounting firm with the audit committee under the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC.
The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, Ernst & Young LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence.
Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2021.
The audit committee of the board of directors of Domo, Inc.:
Dana Evan (Chair)
Mark Gorenberg
Daniel Daniel

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of April 21, 2021. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Joshua G. James	47	Founder, Chief Executive Officer and Chairman of the Board
Bruce Felt	63	Chief Financial Officer
Catherine Wong	45	Chief Product Officer and Executive Vice President of Engineering

There are no family relationships among any of the directors or executive officers.

Executive Officers

Joshua G. James See “Proposal No. 1—Election of Directors—Nominees for Director” for Mr. James’ biographical information.

Bruce Felt has served as our chief financial officer since August 2014. From June 2012 to June 2014, Mr. Felt served as chief financial officer of Ten-X LLC. From October 2006 to June 2012, Mr. Felt served as the chief financial officer of SuccessFactors, Inc. Mr. Felt currently sits on the board of directors of Cambium Networks Corporation (CMBM) and Betterworks. Mr. Felt was a member of the board of directors of various companies, including Yodlee, Inc. (YDLE) and Evolent Health (EVH). Mr. Felt holds a B.S. in accounting from the University of South Carolina and an M.B.A. from Stanford University Graduate School of Business.
Catherine Wong has served as our chief product officer since November 2015 and as executive vice president of engineering since May 2018 and previously served as our senior vice president of engineering from September 2013 through October 2015. Ms. Wong served as vice president of product integration at Omniture, Inc. until its acquisition by Adobe Systems Incorporated in 2009, and then served as vice president of engineering at Adobe Systems Incorporated until September 2013. Ms. Wong has served on the board of the Women Tech Council since October 2020, and served as an advisory board member of the Women Tech Council from October 2007 through October 2020. Ms. Wong received the Technology Leadership Award from the Women Tech Council in 2015. She holds a B.S. in Computer Science from Brigham Young University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides information regarding the fiscal 2021 compensation program for our named executive officers:
•    Joshua G. James, our Founder, Chief Executive Officer and Chairman of the Board (our “CEO”);
•    Bruce Felt, our Chief Financial Officer (our “CFO”); and
•    Catherine Wong, our Chief Product Officer and Executive Vice President of Engineering.
Because we had no other executive officers during fiscal 2021, each one of our executive officers was a named executive officer in fiscal 2021.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2021. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our named executive officers in fiscal 2021 and discusses the key factors that the compensation committee considered in determining their compensation.
Executive Summary
Who We Are
At Domo, we believe people and data are an organization's most valuable assets in the cloud era. Our Business Cloud is a software platform that enables processes that are critically dependent on business intelligence data – which historically could take weeks, months or longer – to be done on-the-fly, in as fast as minutes or seconds, at scale. From marketing to operations, HR to finance, IT to product development, supply chain to sales, Domo's Business Cloud is designed to change the way organizations are managed and empower our customers to go fast, go big and go bold.
Through Domo’s Business Cloud, data from across the business is collected, stored, prepared, organized, analyzed, visualized, and shared. Algorithms and machine learning can be applied to the data that allow alerts to be triggered and actions invited. Users can receive these notifications on any device and immediately act on the invitation, after which the system can write back to the original system of record. Because we leverage the power of the cloud, our platform can process extremely large volumes of quantitative and qualitative data while maintaining high performance levels. On a typical business day, our customers in the aggregate typically query several hundred trillion rows from uncached queries. Even with this volume of data, we maintain a subsecond average query response time.
Fiscal 2021 Business Highlights
Fiscal 2021 was a strong year for us marked by significant achievements in revenue and billings growth. We also achieved positive cash flow from operating activities in the fourth quarter of fiscal 2021. Fiscal 2021 highlights were as follows:
•Revenue – total revenue was $210.2 million, an increase of 21%, year-over-year.

•Billings – total billings were $232.7 million, an increase of 23%, year-over-year.
•Cash flow – net cash used in operating activities was $15.9 million, an 80% year-over-year improvement.
•Stock Price – The closing market price of our common stock on January 29, 2021, the last trading day of fiscal 2021 was $63.39 per share, compared to a closing market price of $23.87 per share on February 3, 2020, the first trading day of fiscal 2021. This reflected an increase of 166%.
Executive Compensation Highlights
During and for fiscal 2021, the compensation committee and the board of directors took the following key actions with respect to the compensation of our named executive officers:
•Base Salaries – Determined to increase the annual base salaries of our incumbent-named executive officers to bring their base salaries to levels that were comparable to those of similarly-situated executives in the market in which we compete for talent. As discussed in greater detail below, Mr. James' base salary was increased to $500,000 instead of the original determination by our board of directors to increase his base salary to $600,000, at his request.
•Cash Bonuses – Based on our strong performance during fiscal 2021, the compensation committee made cash bonus payments to our named executive officers under our Executive Incentive Compensation Plan, which, in the aggregate, represented approximately 150% of their target annual cash bonus award opportunities based on performance. These bonus payout amounts were after applying the compensation committee's decision to adjust actual bonus payments for fiscal 2021 by multiplying what would otherwise be payable by 75% as part of our cash conservation efforts in light of the COVID-19 pandemic.
•Long-Term Incentive Compensation – The compensation committee and our board of directors determined that a substantial part of the target total direct compensation of our named executive officers should also be in the form of long-term incentive compensation to reflect our pay-for-performance philosophy. As a result, the compensation committee and our board of directors approved long-term incentive compensation opportunities in the form of time-based restricted stock unit (“RSU”) awards. The RSU awards are subject to time-based vesting that requires continued service with us through each vesting date, in each case over four years.
Pay-for-Performance
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our named executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our named executive officers’ target annual compensation opportunity is both variable in nature and “at-risk.” The pay mix for our named executive officers during fiscal 2021 reflected this pay-for-performance design.
We emphasize variable compensation that appropriately rewards our named executive officers through two separate compensation elements:
•First, we provide our named executive officers the opportunity to participate in our cash bonus plan which provides cash payments if they produce short-term results that meet or exceed the financial, operational, and strategic objectives set by our compensation committee and our board of directors, as evaluated by our CEO and approved by the compensation committee.

•In addition, we grant RSU awards that will reward recipients over a multi-year period. The RSU awards comprise a significant portion of our named executive officers’ target total direct compensation opportunities. The future value of such compensation depends significantly on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders.
These variable pay elements ensure that, each year, a substantial portion of our named executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:
What We Do
•Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.
•Retain an Independent Compensation Advisor. The compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in fiscal 2021.
•Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
•Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our named executive officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our named executive officers and stockholders.
•Use a Pay-for-Performance Philosophy. A significant portion of our named executive officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each named executive officer’s target total direct compensation dependent upon our stock price and total stockholder return.
•Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.
What We Do Not Do
•No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our named executive officers other than the plans and arrangements that are available to all employees.

Our named executive officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.
•Limited Perquisites. Perquisites or other personal benefits are not a material part of our compensation program for our named executive officers.
•No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.
•No Special Health or Welfare Benefits. We do not provide our named executive officers with any health or welfare benefit programs, other than participation in our broad-based employee programs on the same basis as our other full-time, salaried employees.
•No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested RSU awards.
•No Hedging of our Equity Securities. We prohibit our employees, including our named executive officers and the members of our board of directors, from hedging our equity securities.
Stockholder Advisory Vote on Named Executive Officer Compensation
At the Annual Meeting, we will be conducting a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). See Proposal No. 3, above, in this proxy statement for more information.
At the Annual Meeting, we will also be conducting a non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote). See Proposal No. 4, above, in this proxy statement for more information.
We value the opinions of our stockholders. Our board of directors and the compensation committee will consider the outcome of future advisory votes on the compensation of our named executive officers, as well as feedback received throughout the year, when making compensation decisions for our executive officers.
Executive Compensation Philosophy, Objectives and Design
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly talented team of executives within the context of responsible cost management;

•Align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and

•Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives.
Generally, we structure the annual compensation of our named executive officers using three principal elements: base salary, annual cash bonus opportunities, and long-term equity incentive opportunities in the form of equity awards.

Compensation-Setting Process
Role of Compensation Committee
The compensation committee discharges the responsibilities of our board of directors relating to the compensation of our named executive officers. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other named executive officers. It has been our practice to have the compensation committee make recommendations to our full board of directors with respect to our CEO's compensation.
In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our named executive officers when making decisions with respect to their compensation.
The compensation committee operates pursuant to a written charter, which is available in the Governance section of our website at www.domoinvestors.com/governance.
The compensation committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.
Annual Compensation Review
In connection with its annual review of our executive compensation program, the compensation committee reviews our executive compensation program to assess whether the various elements of our program, as well as its compensation actions and decisions:
•are properly coordinated;

•are aligned with our vision, mission, values, and corporate goals;

•provide appropriate short- and long-term incentives for our executive officers;

•achieve their intended purposes; and

•are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent.
Following this assessment, the compensation committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.
The compensation committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the compensation committee reviews market trends and changes in competitive compensation practices, as further described below.
Setting Target Total Direct Compensation

The compensation committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our named executive officers and all related performance criteria in connection with its annual review of our executive compensation program, or more frequently as warranted.
In connection with its annual review of our executive compensation program, the compensation committee does not establish a specific target for formulating the target total direct compensation opportunities of our named executive officers. In making decisions about the compensation of our named executive officers and recommendations to our board of directors with respect to our CEO's compensation, the members of the compensation committee rely primarily on their general experience and subjective considerations of various factors, including the following:
•our executive compensation program objectives;
•our performance against the financial, operational, and strategic objectives established by the compensation committee and our board of directors;
•each individual named executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;
•the scope of each named executive officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;
•the prior performance of each individual named executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team;
•the potential of each individual named executive officer to contribute to our long-term financial, operational, and strategic objectives;
•our CEO’s compensation relative to that of our named executive officers, and compensation parity among our named executive officers;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each named executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and
•the recommendations of our CEO with respect to the compensation of our named executive officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The compensation committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the compensation committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each named executive officer, and business judgment in making their decisions.
Role of Management
In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our named executive officers (except with respect to his own compensation) based on his evaluation of their performance for the prior year.
In connection with its annual review of our executive compensation program, our CEO reviews the performance of our other named executive officers based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above.
The compensation committee reviews and discusses our CEO’s proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our named executive officers, including our CEO. Our CEO also attends meetings of our board of directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.
Role of Compensation Consultant
Our compensation committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties.
The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair and serves at the discretion of the compensation committee, which reviews the engagement annually.
In fiscal 2021, the compensation committee engaged Compensia, a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our named executive officers and with the data analysis and selection of the compensation peer group.
During fiscal 2021, Compensia attended the meetings of the compensation committee (both with and without management present) as requested and provided the following services:
•consultation with the compensation committee chair and other members between compensation committee meetings;
•review, research, and updating of our compensation peer group;
•an analysis of competitive market data based on the compensation peer group for our named executive officers’ positions and an evaluation of how the compensation we pay our named executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•review and analysis of the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our named executive officers;
•review and analysis of the compensation arrangements of the non-employee members of our board of directors against the companies in the compensation peer group;
•assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments; and
•support on other ad hoc matters throughout the year.
Compensia also coordinated with our management for data collection and job matching for our executive officers. In fiscal 2021, Compensia did not provide any other services to us.
The compensation committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services, and the fees associated with the services provided during fiscal 2021. Based on this review, as well as consideration of the factors affecting independence set forth in Rule 10C-1(b)(4) under the Exchange Act, Nasdaq Listing Rule 5605(d)(3)(D), and such other factors as were deemed relevant under the circumstances, the compensation committee has determined that no conflict of interest was raised as a result of the work performed by Compensia and that Compensia is independent.

Competitive Positioning
For purposes of assessing our executive compensation against the competitive market and to assist in setting compensation levels, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group, data from Compensia’s proprietary database of public technology companies, as well as industry surveys, including the Radford Global Technology Survey, and where appropriate, a broader set of industry comparable practices are only some of several factors that the compensation committee considers in making its decisions with respect to the compensation of our named executive officers.
With the assistance of Compensia, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies. For fiscal 2021 this compensation peer group was comprised of companies with software as a service business models and business software applications, with annual revenues generally between $75 million and $300 million, and market capitalization generally between approximately $300 million and $2.8 billion. We also generally sought to include companies with year-over-year revenue growth of greater than 15%, where possible.
The compensation committee reviews our compensation peer group at least annually and adjusts its composition, as warranted, taking into account changes in both our business and the businesses of the companies in the peer group. Our compensation peer group for fiscal 2021 included the following companies:

AppFolio	Benefitfocus	Carbon Black
Castlight Health	Everbridge	Instructure
MicroStrategy	MobileIron	Model N
PROS Holdings	QAD	Rapid7
SPS Commerce	Upland Software	Workiva
Yext
The competitive market data described above are not used by the compensation committee in isolation, but serve as one point of reference in its deliberations on executive compensation. The compensation committee uses the competitive market data as a guide when making decisions about target total direct compensation, as well as individual elements of compensation. However, while market competitiveness is important, it is not the only factor the compensation committee considers when establishing compensation opportunities of our executive officers.
Compensation Elements
Our executive compensation program consists of three principal elements: base salary, an annual cash bonus opportunity, and long-term incentive compensation in the form of equity awards. Our executive officers also participate in several Company-wide health and welfare benefit plans, which are consistent with the arrangements offered to our other employees. Finally, our executive officers are eligible to receive certain post-employment compensation arrangements.
We use these compensation elements to make up our executive compensation program because:
•they are consistent with other programs in our competitive market and allow us to effectively compete for highly qualified talent;
•each element supports achievement of one or more of our compensation objectives; and
•collectively, we believe these elements are effective means for motivating our executive officers.

We view these primary compensation elements as related, but distinct, components of our total compensation program. We do not believe that total compensation should be derived from a single element, but should be balanced in support of our overall compensation philosophy. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation program and a discussion of the amounts paid to our named executive officers in fiscal year 2021 under each of these elements.

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Annual Cash Bonuses	Variable	Cash	Designed to motivate our executives to achieve annual financial objectives and provide financial incentives when we meet or exceed these objectives
Long Term Incentive Compensation	Variable	Equity awards in the form of RSU awards that may be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals. The compensation committee reviews and determines or recommends to our board of directors, and our board of directors determines, adjustments to the base salaries for each of our named executive officers as part of their annual executive compensation review. Generally, we use base salary to provide each named executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our named executive officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our named executive officers each year as part of its annual compensation review, with input from our CEO (except with respect to his own base salary) and makes adjustments, or recommends adjustments to our board of directors, and our board of directors makes adjustments, as each determines to be reasonable and necessary to reflect the scope of a named executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.
In March 2020, the compensation committee reviewed the base salaries of our named executive officers, taking into consideration a competitive market analysis and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the compensation committee recommended to our board of directors, and our board of directors determined to increase the base salaries of our named executive officers to levels that were comparable to those of similarly-situated executives in the market in which we compete for talent. The base salary adjustments were effective March 5, 2020.

Our board of directors initially determined to increase Mr. James’ annual base salary to $600,000. In an effort to maintain the company’s cash position in light of the COVID-19 pandemic, Mr. James requested that his annual base salary only be increased to $500,000.
The base salaries of our named executive officers for fiscal 2021 were as follows:

Named Executive Officer	Fiscal 2020 Base Salary	Fiscal 2021 Base Salary	Percentage Adjustment
Joshua G. James	400,000	500,000	25%
Bruce Felt	375,000	425,000	13.3%
Catherine Wong	350,000	375,000	7.14%
Cash Bonuses
We use our Executive Incentive Compensation Plan, a cash bonus plan, to motivate employees selected by the compensation committee, including our named executive officers, to achieve our annual business goals. Our Executive Incentive Compensation Plan allows our compensation committee to provide cash incentive awards to employees selected by our compensation committee, including our named executive officers, based upon performance goals established by our compensation committee. Pursuant to the Executive Incentive Compensation Plan, our compensation committee and our board of directors, in their sole discretion, establish a target award for each executive, with actual awards payable with respect to the applicable performance period. For fiscal 2021, 100% of the bonus payment was based on the achievement of corporate performance objectives, with no individual performance component.
The compensation committee administered the Executive Incentive Compensation Plan. As the administrator of the plan, the compensation committee may, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual award for a particular performance period. The actual award may be below, at or above a participant’s target annual cash bonus award, in the discretion of the administrator. Further, the administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.
Fiscal 2021 Target Annual Cash Bonus Award Opportunities
For purposes of the Executive Incentive Compensation Plan, cash bonus awards were based upon target annual cash bonus award opportunities as recommended by the compensation committee and approved by our board of directors. In March 2020, the compensation committee reviewed the target annual cash bonus award opportunities of our named executive officers. Following this review and after taking into consideration the factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above, the compensation committee recommended to our board of directors and our board of directors determined to increase the target annual cash bonus award opportunities of our named executive officers for fiscal 2021 to levels that were comparable to those of similarly-situated executives in the competitive marketplace.
As noted above, our board of directors initially determined to increase Mr. James’ annual base salary to $600,000, and his target bonus to be $600,00, but instead, at Mr. James’ request, his annual base salary was only increased to $500,000 and his annual target bonus was only increased to $500,000.
The target annual cash bonus award opportunities of our named executive officers for fiscal 2021 were as follows:

Named Executive Officer	Fiscal 2020 Base Salary	Fiscal 2020 Target Bonus %	Fiscal 2020 Bonus $	Fiscal 2021 Base Salary	Fiscal 2021 Target Bonus %	Fiscal 2021 Bonus $
Joshua G. James	400,000	75%	300,000	500,000	100%	500,000
Bruce Felt	375,000	50%	187,500	425,000	65%	275,000
Catherine Wong	350,000	100%	350,000	375,000	87%	325,000

Incentive Plan Performance Metrics
Under the Executive Incentive Compensation Plan, the compensation committee determined the performance metrics and related target levels for the fiscal 2021 annual cash bonus awards. In June 2020, the compensation committee determined that, in the case of our named executive officers, cash bonus awards would be distributed based on two equally weighted corporate performance metrics: billings and adjusted net cash used in operating activities.
The compensation committee selected billings and adjusted net cash used in operating activities as the appropriate corporate performance metrics for the named executive officers because, in its view, these metrics were key indicators of our periodic performance and our progress in executing on our business strategy.
For purposes of the named executive officers’ cash bonus awards:

•“billings” represented our total revenue plus the change in deferred revenue in a period; and

•“adjusted net cash used in operating activities” represented net cash used in operating activities plus proceeds from shares issued in connection with employee stock purchase plan.
As reflected in our annual operating plan presented to and approved by our board of directors, the target levels established for billings and adjusted net cash used in operating activities for the full year of fiscal 2021 by the compensation committee were as follows:

Performance Metric	Weighting	Full Year Fiscal 2021 Target
Billings	50%	$210,000,000
Adjusted Net Cash Used in Operating Activities	50%	-$54,000,000

For the Billings goal, the actual payout for each executive would increase by 2.5% of target for each $1 million of incremental Billings. For the Adjusted Net Cash Used in Operating Activities goal, the actual payout for each executive would increase by 5% of target for each $1.5 million of incremental achievement. Based on our actual performance of $232.7 million in billings and $15.9 million in adjusted net cash used in operating activities, the calculated payout for our executives was equal to 200% of target. However, in an effort to protect our cash position in light of the COVID-19 pandemic, the compensation committee determined that when determining actual bonus amounts for our named executive officers that the bonus amount determined based on actual performance would be multiplied by 75%. With this adjustment, the actual payout approved by the compensation committee for our executives was equal to 150% of their target bonus for fiscal 2021.
Fiscal 2021 Equity Awards
In March 2020, the compensation committee recommended to our board of directors, and our board of directors approved long-term incentive compensation opportunities in the form of equity awards to our named executive officers in amounts that it considered to be consistent with our compensation philosophy and its desired market positioning. The number of shares of our common stock subject to the RSU awards granted to our named executive officers (viewed in the aggregate by value) was recommended by the compensation committee and determined by our board of directors based on consideration of the factors described above. For the equity award to Mr. James, the compensation committee and our board of directors considered that Mr. James hadn’t received an equity award since 2014. In granting him an equity award for fiscal 2021, the compensation committee and our board of directors determined it was important to begin compensating Mr. James with a more typical compensation structure used for a public company CEO and that was more in line with our compensation peer group. The equity awards approved for grant to our named executive officers in March 2020 were as follows:

Named Executive Officer	Restricted Stock Unit Award (Number of shares)
Joshua G. James	600,000
Bruce Felt	130,000
Catherine Wong	80,000
The effective grant date of the RSU awards was March 5, 2020. The RSU awards will vest over a four-year period as follows: 1/4 of the shares of common stock subject to the award vest on March 22, 2021, and 1/16 of the shares subject to the award vest on each subsequent quarterly vesting date over the subsequent 36 months.
Health and Welfare Benefits
Our named executive officers are eligible to receive the same employee benefits that are generally available to all employees, subject to the satisfaction of certain eligibility requirements. These benefits include medical, dental, and vision insurance, health and dependent care flexible spending accounts, health savings accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, gym and fitness allowance benefit, and reimbursement for mobile phone coverage.
In addition, we maintain a Section 401(k) savings plan (“401(k) Plan”) that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to defer eligible compensation up to certain limits as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), which are updated annually. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. All participant interests in their contributions are fully vested when contributed. We have the ability to make matching and discretionary contributions to the 401(k) Plan. We made matching contributions to the 401(k) Plan from February 1, 2020 through May 17, 2020 and from January 1, 2021 through January 31, 2021. From May 18, 2020 through December 31, 2020 we did not make matching contributions to the 401(k) Plan, which was one of several cash conservation steps we took in light of the COVID-19 pandemic. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) Plan.
In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similarly situated companies.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our named executive officers, other than certain travel reimbursements for Mr. Felt, except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes.

We have in the past and may in the future, provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Executive Employment Arrangements
We have entered into a confirmatory employment letter with each of our named executive officers. The confirmatory employment letters have no specific term and provide that each named executive officer is an at will employee. The confirmatory employment letters also set forth the named executive officer’s initial base salary, initial annual target incentive payment and eligibility for the Company’s customary benefit plans, subject to the terms and conditions of such plans and programs. Each named executive officer is eligible for severance and change of control related benefits as described under “—Potential Payments Upon Termination or Change in Control.”
Potential Payments upon Termination or Change in Control
Each of our named executive officers has entered into a change in control and severance agreement with us, which agreement provides for certain severance and change in control benefits as described below.
Each change in control and severance agreement has an initial term of three years commencing on the effective date of the agreement. We entered into the change in control and severance agreements with our named executive officers in June 2018. On the third anniversary of the effective date of the agreement, the agreement will renew automatically for additional one-year terms unless either party provides the other party with written notice of nonrenewal at least one year prior to the date of automatic renewal. However, if a change in control (as defined in the applicable agreement) occurs when there are fewer than 12 months remaining during the initial term or during an additional term, the term of the change in control and severance agreement will extend automatically through the date that is 12 months following the date of the change in control.
If a named executive officer’s employment is terminated outside the period beginning 60 days (or six months, in the case of Mr. Felt) before a change in control and ending 12 months (or 24 months, in the case of Mr. Felt) following a change in control, or the Change in Control Period, either (1) by the Company (or any of its subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by the named executive officer for “good reason” (as such terms are defined in the named executive officer’s change in control and severance agreement), the named executive officer will receive the following benefits if he or she timely signs and does not revoke a release of claims in our favor:
•a lump-sum payment equal to 12 months (or 18 months in the case of Mr. James) of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction);
•in the case of Mr. Felt only, a lump-sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which such termination occurs; and
•payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months (or 18 months in the case of Mr. James), or taxable monthly payments for the equivalent period if payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.

If, within the Change in Control Period, the named executive officer’s employment is terminated either (1) by the Company (or any of its subsidiaries) without cause (excluding by reason of death or disability) or (2) by the named executive officer for good reason, the named executive officer will receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:
•a lump-sum payment equal to 12 months (or 18 months in the case of Mr. James) of the executive’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control);
•a lump-sum payment equal to 100% (or 150% in the case of Mr. James) of the named executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs;
•payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months (or 18 months in the case of Mr. James), or taxable monthly payments for the equivalent period if payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and
•100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.
In the event of a termination described above during the Change in Control Period, that occurs as a result of a resignation by Mr. Felt for good reason and because of our change in control, Mr. Felt is required to offer to us, the acquiring entity or new entity following a merger (as applicable), to continue working in good faith for at least an additional nine months following the date of our change in control. In the event of a termination described above that qualifies Ms. Wong for severance benefits, if the termination occurs on or following a change in control, Ms. Wong is required to offer to the acquiring entity, or new entity following a merger, to continue working in good faith for at least an additional six months in the case of a termination of the named executive officer’s employment without cause (excluding by reason of death or disability), or 12 months in the case of such a termination that occurs as a result of a resignation by the named executive officer for good reason, following that date on which such termination otherwise would become effective in order to appropriately transition between responsibilities. With respect to each of Mr. Felt and Ms. Wong, if the named executive officer’s offer of transition assistance is accepted, the named executive officer will be paid a pro rata amount of the executive’s annual base salary and annual cash target bonus opportunity during the transition period.
If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits under his or her change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.
For purposes of the change in control and severance agreements, “cause” generally means (i) a conviction of or a plea of guilty or no contest to a felony (other than a driving offense) under the US or state laws, (ii) gross negligence in the performance of the executive’s duties, malfeasance, or misappropriation of the assets of the

Company, (iii) failure to perform the executive’s duties to the satisfaction of the Company; (iv) failure or refusal to comply with reasonable written policies, standards and regulations established by the Company; (v) failure to provide required documentation of the executive’s right to work in the United States within the time frame required by law, and (vi) breach of the executive’s confidentiality agreement entered into with the Company.
For purposes of the change in control and severance agreements, “change in control” generally means (i) a change in ownership of the Company as a result of a person or persons acquiring ownership of Company stock constituting more than 50% of the voting power of the Company’s stock, except for the acquisition of additional stock by a person already owning more than such threshold percentage and except for transactions pursuant to which the stockholders immediately before such transactions continue to own directly or indirectly 50% or more of such voting power of the Company or of its ultimate parent; (ii) a change in the effective control of the Company as a result of a majority of the Company’s board being replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the Company’s board prior to the date of such appointment or election; or (iii) a change in ownership of a substantial portion of the Company’s assets as a result of a person acquiring or having acquired during a 12 month period assets from the Company with a total gross fair market value of at least 50% of the total gross fair market value of all assets of the Company immediately prior to such acquisitions, except for certain transfers to certain persons or affiliates.
For purposes of the change in control and severance agreements, “good reason” generally means that the executive resigns from the Company if one of the following events occur without the executive’s consent: (i) a material reduction in annual base salary and/or annual cash target bonus opportunity, or (ii) a material reduction of duties, authorities, or responsibilities relative to the duties, authorities, or responsibilities in effect immediately prior to the reduction, or (iii) with respect to the Chief Financial Officer, the Company’s material breach of the change in control and severance agreement or the executive's employment letter dated June 15, 2018. With respect to the Chief Executive Officer, a change that results in the executive not serving as the Chief Executive Officer of, or reporting directly to the board of directors of, the parent corporation in a group of controlled corporations including the Company or its assets following a Change in Control (other than as the result of your voluntary resignation not at the request of the successor or the parent) will be deemed to constitute a material reduction in your duties, authorities, and responsibilities constituting “Good Reason.” For “Good Reason” to be established, the executive must provide written notice within 30 days immediately following such alleged events, the Company must fail to materially remedy such event within 30 days, and the executive’s resignation must be effective not later than 90 days from the occurrence of the alleged triggering event (but after the expiration of the applicable notice and cure periods).

Potential Payments upon Termination or Change in Control

The tables below quantify (i) the potential payments to Messrs. James and Felt and Ms. Wong under the terms of their change in control and severance agreement in the event of a qualifying termination of employment that is not in connection with a change in control of the Company and (ii) the potential payments to our named executive officers under the terms of their change in control and severance agreement in the event of a qualifying termination of employment in connection with a change in control of the Company. The amounts shown assume that the change in control and/or termination of employment occurred on January 31, 2021, the last business day of fiscal 2021. The values reflected also assume that the payments and benefits to our named executive officers are not reduced by virtue of the provision in their change in control and severance agreements relating to Sections 280G and 4999 of the Code.

Potential Payments Upon Termination Not in Connection with a Change in Control

Named Executive Officer	Salary Severance ($)	Bonus Severance ($)	Health Benefits Severance Payments ($)	Total ($)
Joshua G. James	750,000	-	37,067	787,067
Bruce Felt	425,000	275,000	24,712	724,712
Catherine Wong	375,000	-	24,712	399,712

Potential Payments Upon Termination in Connection with a Change in Control

			Value of Accelerated Equity Awards
Named Executive Officer	Salary Severance ($)	Bonus Severance ($)	Restricted Stock Units ($)(1)	Options ($)(2)	Health Benefits Severance Payments ($)	Total ($)
Joshua G. James	750,000	750,000	38,034,000	-	37,067	39,571,067
Bruce Felt	425,000	275,000	10,036,792	-	24,712	10,761,504
Catherine Wong	375,000	325,000	6,391,867	-	24,712	7,116,579
(1)        These amounts reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards. The aggregate market value is equal to the product obtained by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock unit awards as of January 31, 2021, by (ii) $63.39 (the closing market price of our common stock on the Nasdaq Global Select Market on January 29, 2021, the last trading day in the fiscal year ended January 31, 2021).
(2)        These amounts reflect the aggregate market value of the unvested shares of our common stock underlying outstanding options. The aggregate market value is equal to (i) the product obtained by multiplying (x) the number of unvested shares of our common stock subject to outstanding options as of January 31, 2021, by (y) $63.39 (the closing market price of our common stock on the Nasdaq Global Select Market on January 29, 2021, the last trading day in the fiscal year ended January 31, 2020), minus (ii) the aggregate exercise price for such unvested shares.

Insider Trading Policy; Anti-Hedging and Anti-Pledging Policies
Under our insider trading policy, our directors, officers and other service providers may not engage in:
•transactions in publicly traded or privately negotiated options, such as puts and calls, and other derivative securities (whether or not publicly traded) involving our securities, including hedging or similar transactions designed to decrease the risks associated with holding our securities; or
•short sales of our securities.

Additionally, our insider trading policy prohibits our directors and executive officers from pledging our securities as collateral for loans or holding our securities in margin accounts. Our board of directors has waived the limitation on pledging with respect to shares of Class A and Class B Common Stock held by Mr. James.
Our insider trading policy permits our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans. Under our insider trading policy, Rule 10b5-1 trading plans may only be adopted during an open trading window and only when such individual does not otherwise possess material nonpublic information about our company.

Tax and Accounting Considerations
The compensation committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Accounting for Stock-Based Compensation
The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Compensation Committee Report

Our compensation committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The compensation committee of the board of directors of Domo, Inc.:

Carine Clark (Chair)
Joy Driscoll Durling
Daniel Daniel
Summary Compensation Table for the Fiscal Years Ended January 31, 2021, 2020 and 2019
The following table provides information regarding the compensation of our named executive officers during the fiscal years ended January 31, 2021, 2020, and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Joshua G. James	2021	487,121	—	11,388,000	500,000	—	9,835	12,384,506
Founder, Chief Executive Officer and Director	2020	400,000	6,000	—	357,000	—	13,546	759,767
	2019	400,449	—	—	317,910	—	15,111	733,470
Bruce Felt	2021	418,561	—	2,467,400	275,000	—	25,984	3,186,945
Chief Financial Officer	2020	375,000	—	—	223,125	—	47,245	645,370
	2019	377,244	—	807,892	198,694	—	33,373	1,417,203
Catherine Wong	2021	371,780	19,897	1,518,400	325,000	—	14,595	2,249,672
Chief Product Officer and Executive Vice President of Engineering	2020	335,417	—	—	416,500	—	11,222	763,139
	2019	350,000	—	495,900	371,496	—	13,819	1,234,652

(1)        Amounts represent the payment of discretionary bonuses during the fiscal years ended January 31, 2021, January 31, 2020 and January 31, 2019. The amounts reported for Mr. James in this column include bonuses paid pursuant to company-wide payment programs for new parents and for the issuance of patents as a named inventor. The amount for Ms. Wong in this column includes a discretionary bonus for outstanding performance.
(2)        The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units, or RSUs, granted under our 2018 Equity Incentive Plan to our named executive officers in each of the fiscal years ended January 31, 2021, 2020 and 2019 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in the notes to our financial statements included in our annual report on Form 10-K for the fiscal year ended January 31, 2021. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.
(3)        The amounts reported in this column represent amounts earned and payable under the Executive Incentive Compensation Plan, or the Bonus Plan, for the fiscal years ended January 31, 2019, January 31, 2020, and January 31, 2021.
(4)        Reflects matching contributions made by us under our 401(k) plan and premiums for employee group term life policies. The amounts reported in this column also include (i) for Ms. Wong, contributions made to her health savings plan in accordance with our employee health benefit plans, and (ii) for Mr. Felt, amounts paid for spousal travel, including a tax equalization payment for such spousal travel of $5,574 in the fiscal year ended January 31, 2019, $14,753 in the fiscal year ended January 31, 2020 and $6,075 in the fiscal year ended January 31, 2021.

Executive Employment Arrangements
Joshua G. James
We entered into an employment letter with Mr. James in June 2018. For the fiscal year ended January 31, 2021, Mr. James’ annual base salary was $500,000 and his target bonus opportunity was $500,000, based on attainment of corporate objectives for that fiscal year. For the fiscal years ended January 31, 2020 and 2019, Mr. James’ annual base salary was $400,000 and his target bonus opportunity was $300,000, based on attainment of corporate objectives for the applicable fiscal year.
In March 2021, the compensation committee assessed the achievement of our corporate objectives for the fiscal year ended January 31, 2021, and determined that, based on the achievement of those objectives, 150% of the target bonus had been achieved and approved a bonus in the amount of 150% of Mr. James’ target bonus amount.
Bruce Felt
We entered into an employment letter with Mr. Felt in June 2018. The employment letter further provides for our reimbursement to Mr. Felt for travel expenses, including airfare, lodging and rental car costs for him and his family between his California residence and our Utah headquarters. We provide additional payments to Mr. Felt that generally are intended to make the reimbursed travel expenses tax-neutral for Mr. Felt. For the fiscal year ended January 31, 2021, Mr. Felt’s base salary was $425,000 and his target bonus opportunity was $425,000, based on attainment of corporate objectives for that fiscal year. For the fiscal years ended January 31, 2020 and 2019, Mr. Felt received an annual base salary of $375,000 and participated in our annual bonus program at a target annual bonus opportunity in the amount of $187,500, based on attainment of corporate objectives for the applicable fiscal year.
In March 2021, the compensation committee assessed the achievement of our corporate objectives for the fiscal year ended January 31, 2021, and determined that, based on the achievement of those objectives, 150% of the target bonus had been achieved and approved a bonus in the amount of 150% of Mr. Felt’s target bonus amount.
Catherine Wong

We entered into an employment letter with Ms. Wong in June 2018. For the fiscal year ended January 31, 2021, Ms. Wong’s base salary was $375,000 and her target bonus opportunity was $325,000, based on attainment of corporate objectives for that fiscal year. For the fiscal years ended January 31, 2020 and 2019, Ms. Wong received an annual base salary of $350,000, and her target bonus opportunity was $350,000, based on attainment of corporate objectives for the applicable fiscal year.
In March 2021, the compensation committee assessed the achievement of our corporate objectives for the fiscal year ended January 31, 2021, and determined that, based on the achievement of those objectives, 150% of the target bonus had been achieved and approved a bonus in the amount of 150% of Ms. Wong’s target bonus amount.
Grants of Plan-Based Awards for Fiscal Year Ended January 31, 2021
The following table sets forth information, for each of our named executive officers, concerning grants of plan-based awards made during fiscal year ended January 31, 2021.

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards
Name		Name of Plan	Threshold ($)	Target ($)	Maximum ($)
Joshua G. James(1)		2021 Non-Equity Plan		500,000
	03/05/2020	2018 Equity Incentive Plan				600,000	$11,388,000
Bruce Felt(2)		2021 Non-Equity Plan		275,000
	03/05/2020	2018 Equity Incentive Plan				130,000	$2,467,400
Catherine Wong(3)		2021 Non-Equity Plan		325,000
	03/05/2020	2018 Equity Incentive Plan				80,000	$1,518,400

(1)    The amounts reported in this column represent the target amount of annual performance-based incentive bonus compensation that might have been paid to each named executive officer for fiscal year 2021 performance. There are no threshold or maximum levels for the award. The actual payouts approved for fiscal year 2021 performance are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” These awards are described in further detail in the Compensation Discussion and Analysis in the section entitled “Fiscal 2021 Equity Awards.” The bonus payouts approved pursuant to the 2021 Non-Equity Plan were paid during the first quarter of fiscal year 2022.
(2)    The amounts in these columns represent service-based restricted stock units and are described in further detail above in the Compensation Discussion and Analysis and below in the “Outstanding Equity Awards at Fiscal Year End” table.
(3)    The dollar amounts in this column reflect the aggregate grant date fair value of the awards granted in fiscal year 2021. These amounts have been computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K.

CEO Pay Ratio Disclosure
As required by the Dodd-Frank Act and SEC rules, we are required to provide information regarding the relationship between the annual total compensation of Mr. Joshua G. James, our chief executive officer, and the median annual total compensation of our employees (other than Mr. James). For our last completed fiscal year, which ended January 31, 2021:
•We identified and calculated the elements of the annual total compensation of the median employee (other than Mr. James) for fiscal year ended January 31, 2021 in accordance with the requirements of Item 402 of Regulation S-K, resulting in an annual total compensation of $137,230.

•Mr. James’s annual total compensation for the fiscal year ended January 31, 2021, as reported in the Summary Compensation Table included in this proxy statement, was $12,384,506.
•For fiscal year ended January 31, 2021, based on this information, the annual total compensation of Mr. James was approximately 90 times that of the median of the annual total compensation of all employees.
Pay Ratio Methodology
SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures.

We selected December 31, 2020 as the date on which to determine our median employee, which is a date within the last three months of our last completed fiscal year. As of that date, we had 783 employees, with 659 employees based in the United States and 122 employees located outside of the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for 5% or less of the company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding three countries: Australia, Canada, and Singapore.

After taking into account the de minimis exemption, 659 employees based in the United States and 89 employees located outside of the United States were considered for identifying the median employee.

For purposes of identifying the median employee from our employee population base, we considered total compensation, which consisted of primarily base pay (including overtime), bonuses, commissions and equity-based compensation. Equity-based compensation was determined based on amounts reported as W-2 income for employees based in the United States with the same definition applied for employees located outside of the United States. In addition, we measured compensation for purposes of determining the median employee using the calendar year end December 31, 2020 and annualized for employees who were employed on December 31, 2020, but did not work for us for all of 2020. Compensation paid in foreign currencies was converted to U.S. dollars based on average exchange rates for calendar 2020.

Non-Equity Incentive Plan Compensation

Our board of directors adopted an Executive Incentive Compensation Plan, or the Bonus Plan, in June 2018. The Bonus Plan will be administered by a committee appointed by our board of directors. Unless and until our board of directors determines otherwise, our compensation committee will be the administrator of the Bonus Plan. The Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our named executive officers, determined by our compensation committee, based upon performance goals established by our compensation committee. Our compensation committee, in its sole discretion, will establish a target award for each participant under the Bonus Plan, which may be expressed as a percentage of the participant’s average annual base salary for the applicable performance period, a fixed dollar amount, or such other amount or based on such other formula as our compensation committee determines to be appropriate.
Under the Bonus Plan, our compensation committee will determine the performance goals applicable to awards, which goals may include, without limitation: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, subsidiary, business unit or division, earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, retained earnings, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. As determined by our compensation committee, the performance goals may be based on generally accepted accounting principles, or GAAP, or non-GAAP results and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items and/or payments of actual awards under the Bonus Plan when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be on an individual, divisional, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as our compensation committee determines. The performance goals may differ from participant to participant and from award to award. Our compensation committee also may determine that a target award or a portion thereof will not have a performance goal associated with it but instead will be granted (if at all) in the compensation committee’s sole discretion.
In each of the fiscal years ended January 31, 2021, January 31, 2020 and 2019, our compensation committee established corporate objectives under the Bonus Plan based on our achievement of billings targets and cash flow results.
Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, or increase, reduce or eliminate the amount allocated to the bonus pool. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it will not be required to establish any allocation or weighting with respect to the factors it considers.
Actual awards will generally be paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by our compensation committee. Our compensation committee has the right, in its sole discretion, to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as our compensation committee determines in its sole discretion. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by us (or an affiliate of us, as applicable) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after the end of the applicable performance period, but no later than the dates set forth in the Bonus Plan.

Our board of directors will have the authority to amend or terminate the Bonus Plan provided such action does not alter or impair the existing rights of any participant with respect to any earned bonus without the participant’s consent. The Bonus Plan will remain in effect until terminated in accordance with the terms of the Bonus Plan.
Outstanding Equity Awards at Fiscal Year-End for the Fiscal Year Ended January 31, 2021

The following table presents information concerning equity awards held by our named executive officers as of January 31, 2021.

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Prices ($)	Option Expiration Date	Number of Shares that Have Not Vested(#)	Market Value of Shares that Have Not Vested ($)(3)
Joshua G. James	9/4/2014	616,921(1)	—	25.50	9/3/2024	—	—
	3/20/2020				3/4/2030	600,000(3)	38,034,000
Bruce Felt	8/18/2014	4,230(1)	—	25.50	9/3/2024	—	—
	3/20/2018	—	—	—	1/31/2028	25,000(3)	1,584,750
	3/20/2018	—	—	—	2/20/2028	3,334(3)	211,342
	3/20/2020	—	—	—	3/4/2030	130,000(3)	8,240,700
Catherine Wong	9/23/2013	45,089(2)	—	8.40	10/7/2023	—	—
	9/4/2014	26,666(1)	—	25.50	9/3/2024	—	—
	12/13/2014	666(2)	—	25.50	1/28/2025	—	—
	11/16/2015	39,999(1)	—	27.60	9/30/2026	—	—
	1/31/2018	—	—	—	1/30/2028	20,834(3)	1,320,667
	3/5/2020	—	—	—	3/4/2030	80,000(3)	5,071,200
(1)    One-fourth of the shares subject to the option vest on the one-year anniversary of the vesting commencement date, with 1/48th of the shares vesting monthly thereafter, subject to continued service through each such date.
(2)    Half of the shares subject to the option vest on the one-year anniversary of the vesting commencement date, with 1/48th of the shares vesting monthly thereafter, subject to continued service through each such date.
(3)    One-fourth of the shares subject to the RSU vest on the first company vesting date on or after the one-year anniversary of the vesting commencement date, with one-sixteenth of the shares subject to the RSU vesting quarterly thereafter, subject to continued service through each such date. Company vesting dates are March 20, June 20, September 20, and December 20 of each calendar year (provided that, to the extent any of the Company Vest Dates falls on a weekend or a Company holiday, that Company Vest Date instead will be the immediately following business day thereafter). Market value was determined by multiplying the number of such shares by the closing price of Company common stock of $63.39 on January 29, 2021, the last trading day of fiscal 2021, as reported on The Nasdaq Global Market.

Option Exercises and Stock Vested During Fiscal Year Ended January 31, 2021
The following table sets forth the number of shares acquired, and the value realized upon the exercise of stock options and the vesting of RSUs during the fiscal year ended January 31, 2021 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joshua G. James	-	-	-	-
Bruce Felt	150,000	$4,546,000	48,333	$2,023,704
Catherine Wong			40,833	$1,751,510

401(k) Plan
We maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may participate in the 401(k) plan as of the first day of any month following 30 days of service to us, and participants may defer up to 100% of their eligible compensation, within the limits prescribed by the Code.
During the fiscal year ended January 31, 2021, we matched 100% of the contributions that eligible participants made to the 401(k) plan, up to 3.00% of the participants’ eligible compensation on a per-pay period basis. Contributions from 3.01% to 5.00% were matched at 50%. The 401(k) plan also permits us to make discretionary contributions to the 401(k) plan for the benefit of eligible participants. All participants’ interests in their deferrals and our matching contributions (other than discretionary matching contributions made by us) are 100% vested when contributed to the 401(k) Plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made. The 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth 401(k) plan component.
Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal year ended January 31, 2021.
Equity Compensation Plan Information
The following table provides information as of January 31, 2021 with respect to the shares of our Class B common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by stockholders(3)	5,257,997	$$23.79	4,349,434
Equity compensation plans not approved by stockholders	—	—	—
Total	5,257,997		4,349,434

(1)    The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our Class B common stock underlying restricted stock units, which have no exercise price.
(2)    Includes 3,844,115 shares available for issuance under our 2018 Plan and 505,319 shares available for issuance under our 2018 ESPP.
(3)    Includes the following plans: the 2011 Equity Incentive Plan, the 2018 Plan and the 2018 ESPP. Our 2018 Plan provides that on February 1 of each fiscal year commencing in 2019, the number of shares authorized for issuance under the 2018 Plan is automatically increased by a number equal to the least of (subject to adjustment upon changes in our capitalization as provided in the 2018 Plan) (a) 5% of the outstanding shares of Class A and Class B common stock as of the last day of the immediately preceding fiscal year, (b) 3,500,000 shares and (c) such number of shares determined by the board of directors. Our 2018 ESPP provides that on February 1 of each fiscal year commencing in 2019, the number of shares authorized for issuance under the 2018 ESPP is automatically increased by a number equal to the least of (a) 1.5% of the outstanding shares of Class A and Class B common stock on the first day of each year, (b) 1,050,000 shares of Class B common stock and (c) an amount determined by the board of directors.

Compensation Risk Assessment

Our compensation committee reviews and discusses with management the risks arising from our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. Based on this review, the compensation committee structures our executive compensation program to encourage our named executive officers to focus on both long-term and short-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 6, 2021 for:

•    each person who we know beneficially owns more than 5% of our common stock;
•    each of our directors;
•    each of our named executive officers; and
•    all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 3,263,659 shares of Class A common stock and 28,405,157 shares of Class B common stock outstanding as of April 6, 2021.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of Class B common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 6, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Domo, Inc., 772 East Utah Valley Drive, American Fork, Utah 84003.

	Class A		Class B		% of Total Voting Power(1)
Name	Shares	%	Shares	%
5% Stockholders
Cocolalla, LLC(2)	3,263,659	100	—	—	83.6
BlackRock, Inc.(3)	—	—	2,237,472	8.4	1.2
Entities affiliated with Sylebra(4)	—	—	1,325,472	5.1	1.7
Entities affiliated with The Vanguard Group(5)	—	—	2,276,625	8.53	*
Entities affiliated with First Trust Portfolios, L.P. (6)	—	—	2,201,330	8.25	1.0
Named Executive Officers and Directors	—	—	—	—	—
Joshua G. James(7)	3,263,659	100	817,248	3.0	84.1
Bruce Felt(8)	—	—	213,016	*	*
Catherine Wong(9)	—	—	167,942	*	*
Dana Evan(10)	—	—	13,334	*	*
Mark Gorenberg(11)	—	—	1,236	*	*
Jeff Kearl(12)	—	—	22,158	*	*
Carine Clark(13	—	—	14,920	*	*
Daniel Daniel(14)	—	—	14,003	*	*
Joy Driscoll Durling(15)	—	—	19,292	*	*
All Executive Officers & Directors as a Group (9 persons)(16)	3,263,659	100	1,281,813	4.6	84.4

*    Represents beneficial ownership or voting power of less than 1%.

(1)    Percentage total voting power represents voting power with respect to all outstanding shares of our Class A common stock and Class B common stock, voting as a single class. Each holder of Class A common stock shall be entitled to 40 votes per share of Class A common stock and each holder of Class B common stock shall be entitled to one vote per share of Class B common stock. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our amended and restated certificate of incorporation. The Class A common stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.

(2)    Joshua G. James, our founder, chief executive officer and a director, is the managing member of Cocolalla, LLC, and he has sole power to vote and dispose of the shares, which are directly owned by Cocolalla, LLC. All of the shares directly owned by Cocolalla, LLC have been pledged as a security to a financial institution.

(3)    According to a Schedule 13G filed with the SEC on February 5, 2021, which reports sole dispositive power and sole voting power over 2,237,472 shares of our Class B common stock. The address for Blackrock, Inc. is 55 East 52nd St., New York, NY 10055.

(4)    According to a Schedule 13G filed with the SEC on December 9, 2020, Sylebra HK may be deemed to beneficially own the Shares by virtue of its position as the investment advisor to Sylebra Cayman in relation to Sylebra Capital Partners Master Fund, Ltd and other advisory clients. Sylebra Cayman serves as the investment manager to Sylebra Capital Partners Master Fund, Ltd and is the parent of Sylebra HK. Mr. Gibson owns 100% of the shares of Sylebra HK and Sylebra Cayman. In such capacities, Sylebra HK, Sylebra Cayman, and Mr. Gibson may be deemed to share voting and dispositive power over the Shares held for the Sylebra Capital Partners Master Fund Ltd and other advisory clients.

The address for Sylebra HK, Sylebra Cayman and Mr. Gibson is c/o Sylebra Capital Limited, 28 Hennessy Road, Floor 20, Wan Chai, Hong Kong.

(5)    According to a Schedule 13G filed with the SEC on February 10, 2021, The Vanguard Group, Inc. is deemed to beneficially own 2,276,625 shares of our Class B common stock, with sole dispositive power as to 2,200,698 shares, shared voting power as to 58,468 shares and shared dispositive power as to 75,927 shares. The address for The Vanguard Group and its affiliated entities is 100 Vanguard Blvd., Malvern, PA 19355.

(6)    According to a Schedule 13G filed with the SEC on January 22, 2021, which reports sole dispositive power and sole voting power over 2,201,330 shares of our Class B common stock. The address for First Trust Portfolios, L.P. and its affiliated entities is 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187.

(7)    Consists of (a) 3,263,659 shares of Class A common stock held of record by Cocolalla, LLC, (b) 817,248 shares of our Class B common stock held of record by Mr. James, (c) 2,143 shares of our Class B common stock held of record by Marina James, Mr. James’ wife and (d) options to purchase 616,921 shares of Class B common stock held of record by Mr. James that are exercisable within 60 days of April 6, 2021. 3,263,659 shares of Class A common stock held by Cocolalla, LLC and 163,131 shares of Class B common stock held by Mr. James have been pledged as a security to a financial institution.

(8)    Consists of (a) 213,016 shares of our Class B common stock held by Mr. Felt (b) options to purchase 4,230 shares of Class B common stock that are exercisable within 60 days of April 6, 2021 and (c) RSUs representing the right to receive 15,208 shares of our Class B common stock vesting within 60 days of April 6, 2021.

(9)    Consists of (a) 167,942 shares of our Class B common stock held by Ms. Wong and (b) options to purchase 112,420 shares of our Class B common stock that are exercisable within 60 days of April 6, 2021 and (c) RSUs representing the right to receive 25,208 shares of our Class B common stock vesting within 60 days of April 6, 2021.

(10)    Consists of (a) 13,334 shares of our Class B common stock held by Ms. Evan and (b) RSUs representing the right to receive 1,667 shares of our Class B common stock vesting within 60 days of April 6, 2021.

(11)    Consists of (a) 1,236 shares of our Class B common stock held by Mr. Gorenberg’s wife, and (b) options to purchase 17,455 shares of our Class B common stock that are exercisable within 60 days of April 6, 2021.

(12)    Consists of (a) 22,158 shares of our Class B common stock held by Ms. Kearl and (b) 2,348 shares of our Class B common stock held by Held by Pura Vida Investment Capital LLC.

(13)    Consists of (a) 14,920 shares of our Class B common stock held by Ms. Clark and (b) RSUs representing the right to receive 3,205 shares of our Class B common stock vesting within 60 days of April 6, 2021.

(14)    Consists of (a) 14,003 shares of our Class B common stock held by Ms. Daniel and (b) 1,709 shares of our Class B common stock held by Mr. Daniel’s wife.

(15)    Consists of (a) 19,292 shares of our Class B common stock held by Ms. Durling and (b) RSUs representing the right to receive 6,431 shares of our Class B common stock vesting within 60 days of April 6, 2021.

(16)    Includes 134,105 shares of Class B common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2021 and 51,719 shares of our Class B common stock issuable upon vesting of outstanding RSUs within 60 days of April 6, 2021.

RELATED PERSON TRANSACTIONS
The following is a summary of transactions since February 1, 2020 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement captioned “Executive Compensation.”
Related Party Transaction Policy
We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest.
Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to:
•transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;
•transactions where a related party’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;
•transactions where a related party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and
•transactions where a related party’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.
No member of the audit committee may participate in any review, consideration or approval of any related party transaction where such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to:
•the benefits and perceived benefits to us;
•the materiality and character of the related party’s direct and indirect interest;
•the availability of other sources for comparable products or services;
•the terms of the transaction; and
•the terms available to unrelated third parties under the same or similar circumstances.
In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of us and our stockholders.

The transactions described below were consummated prior to our adoption of the formal, written policy described above, and therefore the foregoing policies and procedures were not followed with respect to the transactions. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.
Investors’ Rights Agreement
Prior to our initial public offering, we entered into an investors’ rights agreement with certain holders of convertible preferred stock, including Mr. James, our founder, chief executive officer and chairman, Cocolalla, LLC, and entities affiliated with Benchmark Capital and BlackRock, pursuant to which these holders and certain of their transferees are entitled to rights with respect to the registration of their shares under the Securities Act. As of January 31, 2021, the holders named in the preceding sentence are collectively entitled to such rights with respect to approximately 6,332,806 shares of our Class A and Class B common stock.
Other Transactions
We have entered into employment agreements with our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see “Executive Compensation—Executive Employment Arrangements.”
We have granted stock options and restricted stock units to our executive officers and to one of our directors. For a description of these options and restricted stock units, see “Board of Directors and Corporate Governance—Director Compensation for Fiscal Year Ended January 31, 2021” and “Executive Compensation.”
We have entered into indemnification agreements with our directors and executive officers.
Ms. Durling, a member of our board of directors, is an executive officer of Vivint Smart Home, which is a customer of ours. We have entered into ordinary course commercial dealings with Vivint Smart Home that we consider arms-length on terms that are consistent with similar transactions with our other similarly situated customers. During the fiscal years ended January 31, 2021 and January 31, 2020, we recognized approximately $661,621 and $435,000, respectively, in revenue from Vivint Smart Home, representing less than 1% of our revenues in each such fiscal year. We believe that Ms. Durling’s interest in these transactions is de minimis.
During the fiscal year ended January 31, 2021, we paid to Adam James, Mr. James' brother, and his company, Gypsya LLC, approximately $181,000 for lead generation services. The terms of this arrangement led to lower-cost Google-based and outside-generated leads, were negotiated at arms' length, and we believe are consistent with similar transactions with other similarly situated vendors, and were approved by our audit committee pursuant to our related party transaction policy.

During the fiscal year ended January 31, 2021, we donated approximately $145,000 to Silicon Slopes, a non-profit organization. Mr. James is on the board of directors of Silicon Slopes. Our audit committee reviewed and approved these donations on a quarterly basis in accordance with our related party transaction policy.

OTHER MATTERS
Third Party Compensation of Directors
None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Rule 5250(b)(3) of The Nasdaq Stock Market.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC by the reporting persons, and written representations from certain reporting persons, we believe that during the fiscal year ended January 31, 2021, our directors, executive officers, and ten percent stockholders complied with all Section 16(a) filing requirements applicable to them, except that, due to an administrative oversight, Forms 4 relating to the vesting of RSUs for Mr. Felt and Ms. Wong on June 23, 2020 were filed late on September 4, 2020; due to an administrative oversight, a Form 4 for Ms. Driscoll Durling relating to an award of RSUs on April 14, 2020 was filed late on April 17, 2020; and due to an administrative error, the Form 4s relating to the vesting of RSUs for Mr. Felt and Ms. Wong, originally filed on December 26, 2019, incorrectly reported the number of shares withheld by us for tax purposes, and were amended on September 4, 2020 to report the correct number.

2021 Annual Report and SEC Filings

Our financial statements for the fiscal year ended January 31, 2021 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at https://www.domo.com/ir and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Domo, Inc., 772 East Utah Valley Drive, American Fork, UT 84003.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by executing and returning, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Silicon Slopes, Utah
     April 21, 2021

APPENDIX A - UNAUDITED RECONCILIATIONS FROM GAAP TO NON-GAAP

Domo, Inc.
Reconciliation of Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Year Ended
	January 31,
	2019	2020	2021
Billings:
Total revenue	$142,464	$173,395	$210,180
Add:
Deferred revenue (end of period)	88,959	105,290	129,079
Deferred revenue, noncurrent (end of period)	4,943	4,454	3,173
Less:
Deferred revenue (beginning of period)	(66,712)	(88,959)	(105,290)
Deferred revenue, noncurrent (beginning of period)	(4,244)	(4,943)	(4,454)
Increase in deferred revenue (current and noncurrent)	22,946	15,842	22,508
Billings	$165,410	$189,237	$232,688

Reconciliation of Net Cash Used in Operating Activities to Adjusted Net Cash Used in Operating Activities:
Net cash used in operating activities	$(131,367)	$(80,219)	$(15,872)
Proceeds from shares issued in connection with employee stock purchase plan	—	7,812	6,748
Adjusted net cash used in operating activities	$(131,367)	$(72,407)	$(9,124)

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 1, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49615-P52185

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOMO, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Joshua G. James
02) Carine S. Clark
03) Daniel Daniel
04) Joy Driscoll Durling
05) Dana Evan
06) Mark Gorenberg
07) Jeff Kearl

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D49616-P52185

DOMO, INC.
Annual Meeting of Stockholders
June 2, 2021, 9:00 AM MDT
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Julie Kehoe and Peter Lowry, or either them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse of this ballot, all of the shares of Class A and/or Class B Common Stock of Domo, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM MDT on June 2, 2021 at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side